CPI Corp.

news for immediate release	FOR RELEASE	May 2, 2007

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.

ADDRESS 1706 Washington Avenue	CITY St. Louis

STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI Corp. Enters Into Definitive Agreement to Acquire Assets

of Portrait Corporation of America, Inc.

St. Louis, MO May 2, 2007 – CPI Corp. ("CPI") (NYSE: CPY), announced today that it has entered into a definitive agreement to acquire substantially all of the operating assets of Portrait Corporation of America, Inc. ("PCA") and its foreign and domestic affiliates for $100 million in cash, subject to certain closing adjustments, and the assumption of certain liabilities.

On August 31, 2006, PCA and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under the Bankruptcy Code, commencing jointly administered chapter 11 cases before the United States Bankruptcy Court for the Southern District of New York. The parties intend to consummate the transaction under Sections 363 and 365 of the Bankruptcy Code. The transaction is subject to certain conditions, including the approval of the Bankruptcy Court and other governmental regulatory approvals. PCA will file a motion seeking approval of the asset purchase agreement. The parties expect the Bankruptcy Court to conduct a hearing on the motion in May 2007. The transaction is expected to close by the end of June 2007.

PCA is the sole operator of portrait studios in Wal-Mart stores and supercenters in the U.S., Canada and Mexico. As of April 30, 2007, PCA operates 2,048 studios worldwide, including 1,695 in the U.S. and Puerto Rico, 243 in Canada, 105 in Mexico and 5 in the United Kingdom. During its most recently completed fiscal year ended January 28, 2007, PCA photographed over 5.6 million customers and generated sales of $290 million.

Commenting on the acquisition, Renato Cataldo, President and Chief Executive Officer, stated, “We are excited about the opportunity to leverage our strong digital capabilities and infrastructure and proven project management skills to upgrade PCA’s studios with digital technology, improve convenience and flexibility and enhance the overall customer experience. We are also pleased to be embarking on a relationship with Wal-Mart which we look forward to strengthening and expanding both domestically and internationally including in a new branded format. Finally, we are pleased about the opportunities this deal brings to employees of both organizations. We have consciously become a more field-focused organization in recent years to better address the needs of our Sears Portrait Studio associates. We aim to bring the same focus on the PCA field organization and will eagerly solicit their views and concerns. We believe the combination will benefit customers, employees and shareholders alike. ”

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CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend," and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company's dependence on Sears, the approval of our business practices and operations by Sears, the termination, breach or increase of the Company's expenses by Sears or Sears Canada under our license agreements, customer demand for the Company's products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, the impact of the Company's strategic alternative process on its business, implementation of marketing and operating strategies, and other risks as may be described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 3, 2007. The Company does not undertake any obligations to update any of these forward-looking statements.